SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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THE SHERWIN-WILLIAMS COMPANY

(Name of Registrant as Specified in its Charter)

THE SHERWIN-WILLIAMS COMPANY

101 PROSPECT AVENUE, N.W.
CLEVELAND, OHIO 44115
(216) 566-2000
(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS (PROPOSAL 1)
COMPENSATION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

[SHERWIN WILLIAMS LOGO]

The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2003

       The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 23, 2003 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at twelve and to elect twelve directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

2.	To transact such other business as may properly come before the Annual Meeting.

      Shareholders of record at the close of business on February 24, 2003 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

      This year, we are again offering shareholders of record the convenience of voting electronically by the Internet or telephone. Your enclosed proxy card shows you how to vote electronically. We encourage you to vote electronically and help us save money. If you vote by the Internet or telephone, you should not return your proxy card. If you choose to vote by mail, please sign, date and return your proxy card in the envelope provided.

L. E. STELLATO
Secretary

101 Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075
March 13, 2003

YOUR VOTE IS IMPORTANT!

     Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

THE SHERWIN-WILLIAMS COMPANY

101 Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 13, 2003

PRELIMINARY

      The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 23, 2003 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed on approximately March 13, 2003.

ANNUAL REPORT

      Sherwin-Williams’ Annual Report to Shareholders for the year ended December 31, 2002 is enclosed with this Proxy Statement. Additional financial and other reports may be submitted at the Annual Meeting, but it is not intended that any action will be taken relating to those reports.

VOTING PROCEDURES

Who is entitled to vote?

      Only record holders of our common stock and convertible participating serial preferred stock at the close of business on February 24, 2003, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 147,209,120 shares of common stock and 18,886 shares of convertible participating serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

How do I vote?

      If you are a shareholder of record, you can vote in person at the Annual Meeting or you can vote on the Internet, by telephone or by signing and mailing your proxy card in the enclosed envelope. Detailed instructions for Internet and telephone voting are attached to your proxy card.

      If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.S.T. on April 22, 2003; you should not return your proxy card. If you hold shares through a broker or other nominee, you should complete, sign and date the voting instruction card provided to you by your broker or nominee or vote by the Internet or telephone as permitted by your broker or nominee.

      Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares through a broker or nominee, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

How do I vote if I am a participant in the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

      If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares by the Internet, telephone or mail in the same manner outlined above. If you are a participant in the Employee Stock Purchase and Savings Plan, your vote must be received by the close of business on April 17, 2003.

What are the voting recommendations of the Board of Directors?

      The Board of Directors recommends that you vote FOR fixing the number of directors at twelve and electing the twelve nominees for directors. The Board of Directors is not aware of any other matters that will be brought before the Annual Meeting for action.

What constitutes a quorum for the Annual Meeting?

      A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Proxy cards marked as withholding authority, as well as proxy cards containing abstentions and “broker non-votes,” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

What vote is required to approve each proposal?

      The proposal to fix the number of directors at twelve requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting. The nominees receiving the greatest number of votes will be elected. A proxy card marked as withholding authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for quorum purposes.

      All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting, except as otherwise required by statute or Sherwin-Williams’ Amended Articles of Incorporation.

      The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares FOR fixing the number of directors at twelve and electing the twelve nominees for directors. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

      If you do not timely vote, the proxy holders cannot vote your shares (or, in the case of the Employee Stock Purchase and Savings Plan, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions). Any unallocated shares held in the Employee Stock Purchase and Savings Plan also will be voted by the trustee in the same proportion as the trustee votes those shares for which it receives proper instructions.

Can I revoke or change my vote after I submit my proxy?

      Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	Filing a written revocation with Sherwin-Williams’ Vice President, General Counsel and Secretary;

•	Returning a later signed and dated proxy card;

•	Entering a new vote by the Internet or telephone; or

•	Voting in person at the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL 1)

      At the Annual Meeting, the number of directors is to be fixed at twelve, and twelve directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected. The nominees are listed below. Should any nominee decline or be unable to accept such nomination or be unable to serve, an event which management does not now expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

      All of the nominees currently are directors of Sherwin-Williams. All of the nominees were elected by the shareholders at the 2002 Annual Meeting, except for Mrs. Kropf who was appointed a director by unanimous action of the Board of Directors on February 5, 2003. There are no family relationships among any of the directors and executive officers, except that Mr. Breen is the uncle of the wife of Mr. Scaminace. The following is information regarding each nominee:

JAMES C. BOLAND

Vice Chairman,
CAVS/Gund Arena Company
Director of Sherwin-Williams since 1998

James C. Boland, 63, has served as Vice Chairman of CAVS/ Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional basketball teams and Gund Arena) since January 2003. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company from January 1998 to January 2003. Prior to his retirement from Ernst & Young in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is also a Director of The Goodyear Tire & Rubber Company and Invacare Corporation and is a Trustee of Bluecoats, Inc. and The 50 Club of Cleveland.

JOHN G. BREEN

Retired, Former Chairman, Chief
Executive Officer and President,
Sherwin-Williams
Director of Sherwin-Williams since 1979

John G. Breen, 68, prior to his retirement in April 2000, served as Chairman of Sherwin-Williams since April 1980. Mr. Breen served as Chief Executive Officer of Sherwin-Williams from January 1979 to October 1999 and President of Sherwin-Williams from March 1999 to October 1999. Mr. Breen is also a Director of MeadWestvaco Corporation, Parker-Hannifin Corporation, The Goodyear Tire & Rubber Company and The Stanley Works. Mr. Breen is a Trustee of The Achievement Centers for Children, Armada Funds, Catholic Charities Corporation, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of the Visiting Committee of Case Western Reserve University School of Medicine.

DUANE E. COLLINS

Chairman,
Parker-Hannifin Corporation
Director of Sherwin-Williams since 1996

Duane E. Collins, 66, has served as Chairman of Parker-Hannifin Corporation (manufacturer of motion control products) since October 1999. Mr. Collins served as Chief Executive Officer of Parker-Hannifin from July 1993 to June 2001 and President of Parker-Hannifin from July 1993 to February 2000. Mr. Collins is also a Director of MeadWestvaco Corporation and National City Corporation, is a Trustee of the Cleveland Council on World Affairs, the Cleveland YMCA, Hospice of the Western Reserve and University Hospitals Health System (Cleveland), and is a Member of the Visiting Committee of Case Western Reserve University Weatherhead School of Management.

CHRISTOPHER M. CONNOR
Chairman and Chief Executive Officer,

Sherwin-Williams
Director of Sherwin-Williams since 1999

Christopher M. Connor, 46, has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as Vice Chairman of Sherwin-Williams from October 1999 to April 2000 and President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Diebold, Incorporated and National City Corporation, is a Trustee of Keep America Beautiful, University Hospitals of Cleveland and the Musical Arts Association (The Cleveland Orchestra), is a Member of the Board of Directors of the National Association

of Manufacturers, the Rock and Roll Hall of Fame and Museum and United Way Services of Greater Cleveland, and is a Member of the Dean’s Advisory Council of the Fisher College of Business, The Ohio State University.

DANIEL E. EVANS

Retired, Former Chairman, Chief
Executive Officer and Secretary,
Bob Evans Farms, Inc.
Director of Sherwin-Williams since 1990

Daniel E. Evans, 66, prior to his retirement in April 2001, served as Chairman of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans served as Chief Executive Officer and Secretary of Bob Evans Farms from 1971 to April 2000. Mr. Evans is also a Director of Bob Evans Farms, Evans Enterprises, Inc., Motorists Mutual Insurance Company and National City Corporation.

SUSAN J. KROPF

President and Chief Operating Officer,
Avon Products, Inc.
Director of Sherwin-Williams since 2003

Susan J. Kropf, 54, has served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf joined Avon in 1970 and has held various positions in manufacturing, marketing and product development. Mrs. Kropf is also a Director of Avon, MeadWestvaco Corporation, the Fragrance Foundation and the Wallace-Reader’s Digest Funds.

ROBERT W. MAHONEY

Retired, Former Chairman, Chief
Executive Officer and President,
Diebold, Incorporated
Director of Sherwin-Williams since 1995

Robert W. Mahoney, 66, prior to his retirement in April 2000, served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to November 1996. Mr. Mahoney is also a Director of The Timken Company, is Chairman of the Federal Reserve Bank of Cleveland, Chairman of Ignite Sales, Inc. and Chairman of Mercy Medical Center (Canton, Ohio), is a Trustee of the Professional Football Hall of Fame, and is a Member of the Stark (County, Ohio) Development Board, Inc.

GARY E. MCCULLOUGH

Senior Vice President – Americas,
Wm. Wrigley Jr. Company
Director of Sherwin-Williams since 2002

Gary E. McCullough, 44, has served as Senior Vice President – Americas of Wm. Wrigley Jr. Company (manufacturer and marketer of chewing gums and confectionery products) since March 2000. Mr. McCullough served in a variety of marketing and management positions at The Procter & Gamble Company, in the United States and abroad, from June 1987 to March 2000. Immediately prior to joining Wrigley, Mr. McCullough served as General Manager, North America Home Care Category from December 1998 to March 2000, Marketing Director, Juice Products Category from September 1996 to December 1998, and Marketing Director, Laundry & Cleaning Products, Venezuela from December 1995 to September 1996. Mr. McCullough is a Trustee of Keep America Beautiful and is a Member of the Board of Directors of the Association of National Advertisers, Inc.

A. MALACHI MIXON, III

Chairman and Chief Executive Officer,
Invacare Corporation
Director of Sherwin-Williams since 1993

A. Malachi Mixon, III, 62, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of The Lamson and Sessions Co., is Chairman of The Cleveland Clinic Foundation and the Cleveland Institute of Music, and is a Trustee of Case Western Reserve University.

CURTIS E. MOLL

Chairman and Chief Executive Officer,
MTD Holdings Inc
Director of Sherwin-Williams since 1997

Curtis E. Moll, 63, has served as Chairman and Chief Executive Officer of MTD Holdings Inc (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of AGCO Corporation and is Chairman of the Board of Directors of Shiloh Industries, Inc.

JOSEPH M. SCAMINACE

President and Chief Operating Officer,
Sherwin-Williams
Director of Sherwin-Williams since 1999

Joseph M. Scaminace, 49, has served as President and Chief Operating Officer of Sherwin-Williams since October 1999. Mr. Scaminace served as President, Consumer Group of Sherwin-Williams from July 1998 to October 1999, President & General Manager, Coatings Division of Sherwin-Williams from June 1997 to July 1998, and President & General Manager, Automotive Division of Sherwin-Williams from April 1994 to June 1997. Mr. Scaminace is also a Director of The Boler Company and is a Trustee of The Cleveland Clinic Foundation, Marymount Health Care Systems and Womankind.

RICHARD K. SMUCKER

President and Co-Chief Executive Officer,
The J.M. Smucker Company
Director of Sherwin-Williams since 1991

Richard K. Smucker, 54, has served as Co-Chief Executive Officer of The J.M. Smucker Company (makers of food products) since February 2001 and President of J.M. Smucker since January 1987. Mr. Smucker is also a Director of J.M. Smucker and Wm. Wrigley Jr. Company and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

COMPENSATION OF DIRECTORS

      Currently, each director who is not a Sherwin-Williams employee receives an annual retainer of $40,000 earned and payable monthly. In addition, each such director receives $1,750 for each meeting of the Board of Directors or Committee of the Board of Directors that such director attends or $2,500 for each meeting of a Committee of the Board of Directors that such director chairs. Officers of Sherwin-Williams who also serve as directors do not receive any compensation specifically for services as a member of the Board of Directors or any Committee. Directors are permitted to defer all or a portion of their fees under the Director Deferred Fee Plan. Deferred fees may be invested in either a common stock account, a shadow stock account or an interest bearing cash account.

      In addition, directors who are not Sherwin-Williams employees may receive stock options and restricted stock under the 1997 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 1997 Annual Meeting. During October 2002, each nonemployee director received a grant of 3,500 options at an exercise price equal to the fair market value of our common stock on the date of grant. Mr. McCullough also received a grant of 2,000 options on February 6, 2002, the date he was appointed a director, at an exercise price equal to the fair market value of our common stock on the date of grant. One third of the options become exercisable on each of the first, second and third anniversary dates of the date of grant. No shares of restricted stock were awarded to any nonemployee director during 2002.

      All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of Committees of the Board of Directors. In addition, Sherwin-Williams pays the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams business. Directors may also receive the same discounts as employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in Sherwin-Williams’ matching gifts programs on the same basis as Sherwin-Williams’ employees.

      Mr. Breen retired as Chairman of Sherwin-Williams in April 2000. Following his retirement, Mr. Breen remained as a director for which he receives compensation in an amount equal to the compensation received by the other nonemployee directors. He also entered into a consulting agreement with
Sherwin-Williams. Under the agreement, Mr. Breen agreed to perform business and community-related consulting services which enhance the reputation and further the interests of Sherwin-Williams. The agreement has a term ending on December 31, 2004. As compensation for the consulting services, Mr. Breen received a fee of $152,500 in 2002 and will receive an annual fee for each remaining year of the term in the amount of $167,700 for 2003 and $184,500 for 2004. In the event of a change of control of Sherwin-Williams or Mr. Breen’s death prior to the end of the term, any unpaid fees with respect to the remaining period of the term will be immediately due and payable. Mr. Breen also receives office space, a cellular telephone, part-time administrative assistance and maintenance of a home security system. Mr. Breen is reimbursed for all air fare expenses associated with his performance of consulting services, but he is responsible for all other associated expenses.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held four meetings during 2002. Each director attended at least 75% of the meetings of the Board of Directors and Committees on which he served.

      The Board of Directors has established, among other Committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The Board of Directors and each Committee will reexamine their respective responsibilities and obligations, including Committee charters, to comply with the Sarbanes-Oxley Act of 2002 and the anticipated corporate governance listing standards of the New York Stock Exchange upon the adoption of final rules and listing standards. The functions and members of these Committees are as follows:

      Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to: Sherwin-Williams’ financial reports and other financial information provided by Sherwin-Williams to any governmental body or the public; Sherwin-Williams’ systems of internal controls regarding financing, accounting and legal compliance; Sherwin-Williams’ auditing, accounting and financial reporting processes generally; and such other matters as may be specifically delegated to the Committee by the Board of Directors. The Board of Directors has adopted a written charter for the Committee. A copy of the charter was attached to Sherwin-Williams’ proxy statement for the 2001 Annual Meeting.

      The Audit Committee met four times during 2002 and is currently composed of five directors: J. C. Boland, R. W. Mahoney, G. E. McCullough, C. E. Moll and R. K. Smucker (Chairman). Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

      Board Composition Committee. The Board Composition Committee develops plans for the composition of the Board of Directors. Matters considered by this Committee include the size of the Board of Directors and the number of independent directors, as well as the skills and disciplines desired as represented by individual directors. The Committee also is charged with the responsibility to conduct searches for prospective members, interview candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and may continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

      The Board Composition Committee met once in 2002 and is currently composed of three directors: J. G. Breen, D. E. Collins and A. M. Mixon, III (Chairman).

      Compensation and Management Development Committee. The Compensation and Management Development Committee is primarily responsible for matters relating to Sherwin-Williams’ management compensation programs and management succession planning. Specifically, the Committee establishes general policies on an annual basis for changes in compensation for all key employees, reviews and approves the compensation for the Chairman and Chief Executive Officer and the other executive officers and key employees; administers the Management Incentive Plan; authorizes and approves grants of stock options, stock appreciation rights and restricted stock under the 2003 Stock Plan and the 1997 Stock Plan for Nonemployee Directors; authorizes actions relating to the employee benefit plans, programs and arrangements; and reviews management programs for developing competent managers for present and future needs.

      The Compensation and Management Development Committee met four times during 2002 and is currently composed of five independent directors: J. C. Boland, D. E. Collins (Chairman), D. E. Evans, S. J. Kropf and R. W. Mahoney.

AUDIT COMMITTEE REPORT

      Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information. Ernst & Young LLP, Sherwin-Williams’ independent auditors, is responsible for conducting independent audits of Sherwin-Williams’ financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the financial statements based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

      As part of its responsibility, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.

      Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

R.K. Smucker, Chairman

J.C. Boland
R.W. Mahoney
G.E. McCullough
C.E. Moll

MATTERS RELATING TO

THE INDEPENDENT AUDITORS

      Appointment of Ernst & Young LLP. The Audit Committee has appointed Ernst & Young LLP to examine Sherwin-Williams’ consolidated financial statements for the fiscal year ending December 31, 2003. Ernst & Young LLP acted as Sherwin-Williams’ independent auditors for the fiscal year ended December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

      Audit Fees. The aggregate fees billed for professional services rendered for the audit of Sherwin-Williams’ consolidated financial statements for the fiscal year ended December 31, 2002 and for the reviews of Sherwin-Williams’ consolidated financial statements included in its Quarterly Reports on Form 10-Q for that fiscal year were $607,000.

      Financial Information Systems Design and Implementation Fees. During 2002, Ernst & Young LLP did not perform any services for Sherwin-Williams relating to the design or implementation of Sherwin-Williams’ financial information systems.

      All Other Fees. During 2002, Ernst & Young LLP billed $565,927 in aggregate fees for all services rendered by Ernst & Young, other than the audit services described above. The Audit Committee of the Board of Directors has considered whether providing these non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

      Management Compensation Program. Sherwin-Williams’ management compensation program is administered by the Compensation and Management Development Committee of the Board of Directors. The Committee is composed of five independent directors and reports to the Board of Directors on all compensation matters regarding certain members of Sherwin-Williams’ management, including the executive officers. The executive officers are identified in Sherwin-Williams’ 2002 Annual Report to Shareholders. The program is designed to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The program consists of both cash and equity-based compensation. The program provides for:

•	competitive base salary levels which reflect, in part, individual performance,

•	additional annual incentive compensation based on the achievement of financial and other performance goals, and

•	long-term stock-based incentive opportunities.

      The annual base salary, annual incentive compensation and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies likely compete with Sherwin-Williams for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graph if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the executive officers is not based upon the cumulative total return on Sherwin-Williams common stock as reflected in the performance graph.

      Base Salary. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each executive officer is approved on the basis of such person’s position and level of responsibility by using the compensation surveys. Once a range is formulated, salary levels are based upon the executive officer’s performance and, to a lesser extent, tenure in the particular position. With regard to performance, the executive officer’s performance for the prior year is reviewed based on performance criteria (both quantitative and qualitative) which vary by executive officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each executive officer is reviewed and approved annually.

      Annual Incentive Compensation. Annual cash compensation also consists of the opportunity to earn additional compensation under the Management Incentive Plan. All of the executive officers participate in the Management Incentive Plan. In determining the amount of annual incentive compensation paid to any of the executive officers, great emphasis is placed on establishing incentive opportunities which are directly linked with Sherwin-Williams’ performance and the maximization of shareholder value. The Committee establishes a threshold goal of increased company earnings, and 75% of this earnings increase must be met before incentive compensation is paid, subject to the Committee’s discretion to grant awards for individual performance and make adjustments for non-recurring or unusual items. Sherwin-Williams exceeded 75% of the earnings goal established for 2002.

      Annual incentive compensation awarded to an executive officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an executive officer could receive under the Management Incentive Plan if a 100% average of Sherwin-Williams’ and the individual’s goals are attained. Under the Management Incentive Plan, annual bonus awards for the executive officers range from zero, if less than a 75% average of the stated goals are reached, to between 45% and 75% of the executive officer’s base salary (depending upon the executive officer’s position) if a 100% average of the stated goals are attained. In the event Sherwin-Williams and an executive officer exceed a 100% average of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 70% to 110% of the executive officer’s base salary (depending upon position). Consequently, incentive compensation paid to an executive officer in any year may exceed the median incentive compensation determined by the compensation surveys.

      Decisions on annual incentive compensation awarded to an executive officer are based upon financial performance goals for each Management Incentive Plan year and the accomplishment by the executive officer of individual performance goals. Individual performance goals vary by executive officer and usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

      Long-term Incentive Compensation. At the 2002 Annual Meeting of Shareholders, the shareholders approved the 2003 Stock Plan. The 2003 Stock Plan became effective on January 1, 2003 and replaced the 1994 Stock Plan. No further awards will be made under the 1994 Stock Plan, but awards made prior to January 1, 2003 will continue in force in accordance with the terms of the award. For purposes of this report, the 1994 Stock Plan and the 2003 Stock Plan are collectively referred to as the “Stock Plans.”

      Long-term incentive compensation may be awarded to any one or all of the executive officers under the Stock Plans. All of the executive officers participate in the Stock Plans. Under the Stock Plans, the Committee may grant stock options to the executive officers. Grants of stock options are based on competitive market practices, which are determined using the compensation surveys mentioned above. The Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies have been granting to their executive officers. The specific number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility. The option exercise price is equal to the fair market value of Sherwin-Williams common stock on the date options are granted. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

      Awards of restricted stock may be granted to the executive officers under the Stock Plans. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, shares of restricted stock are subject to a “substantial risk of forfeiture” and vest in accordance with performance and time restrictions.

      Under the 1994 Stock Plan, the number of shares of restricted stock which may actually vest at the end of the restriction period depends upon Sherwin-Williams’ relative return on average shareholder equity versus a group of peer companies. The companies that comprise this group of peer companies (for the most recent grant) are the same companies that comprise the peer group identified in the performance graph, except that the restricted stock peer group does not include two companies which have been acquired by other companies. Depending on Sherwin-Williams’ performance at the end of the restriction period, from 0% to 100% of the shares of restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock.

      Under the 2003 Stock Plan, the number of shares of restricted stock which will vest at the end of the restriction period will be based upon the achievement of one or more performance goals. Performance goals will relate to any of the following business criteria: earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on net assets employed; and free cash flow. A performance goal may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

      The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

      Chief Executive Officer Compensation. Mr. Connor’s compensation during 2002 consisted of the same elements as the other executive officers – base salary, annual incentive compensation and long-term incentive compensation. The Committee determined Mr. Connor’s compensation for 2002 based on a number of factors and criteria. His base salary range was determined using the median base salary of chairmen and chief executive officers for manufacturing companies having comparable sales as Sherwin-Williams. For 2002, the average salary increase given generally to Sherwin-Williams’ salaried employees was 2.5%, and the range of potential increases was 0% to 6.5%. In February 2002, Mr. Connor received a base salary increase of 4.5%. Mr. Connor’s increase was based primarily upon the Committee’s evaluation of his 2001 performance relating to the financial and other performance measures set forth in the next paragraph. In July 2002, Mr. Connor received a base salary market adjustment increase of 9.3%, bringing his base salary to $950,000. Mr. Connor’s base salary was adjusted to approximate the median base salary of chairmen and chief executive officers of manufacturing companies having comparable sales as Sherwin-Williams.

      In addition, in 2002 Mr. Connor earned a bonus of $994,000 as annual incentive compensation under the Management Incentive Plan. The amount of Mr. Connor’s bonus was based primarily upon Sherwin-Williams’ results for 2002 financial performance goals relating to net sales, earnings per share, return on shareholders’ equity, return on sales, operating cash flow, and working capital as a percent of sales.

      In 2002, Mr. Connor was awarded 250,000 stock options. No shares of restricted stock were awarded to Mr. Connor in 2002. In determining the number of stock options and shares of restricted stock awarded to Mr. Connor, the Committee also identified the median market value of the underlying shares relating to stock options and shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

      Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the Stock Plans qualify for full deductibility under Section 162(m). Compensation paid under the Management Incentive Plan does not qualify for the exception for performance-based compensation. At this time, based upon Sherwin-Williams’ current compensation structure, the Committee believes it is in the best interests of Sherwin-Williams and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Management Incentive Plan which does not qualify for the exception for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on Sherwin-Williams’ compensation programs.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

D.E. Collins, Chairman
J.C. Boland
D.E. Evans
R.W. Mahoney

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on Sherwin-Williams common stock with the cumulative total return of the companies listed on the Standard & Poor’s 500 Stock Index and a peer group of companies selected on a line-of-business basis. The “Peer Group” is comprised of the following companies: Akzo Nobel nv, Armstrong Holdings, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc.*, Lowe’s Companies, Inc., Masco Corporation, Morton International, Inc.*, Newell Rubbermaid Inc., PPG Industries, Inc., RPM, Inc., The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graph through the last day it was publicly traded.

Comparison of Five Year Cumulative Total Return

among Sherwin-Williams, the S&P 500 and the Peer Group

	1997	1998	1999	2000	2001	2002
SHERWIN-WILLIAMS	$100	$108	$78	$101	$108	$113
S&P 500	$100	$129	$156	$141	$125	$97
PEER GROUP	$100	$140	$194	$147	$169	$116

Assumes $100 invested on December 31, 1997 in Sherwin-Williams common stock, the S&P 500 and the Peer Group, including reinvestment of dividends, through December 31, 2002.

SUMMARY COMPENSATION TABLE

				Long term
	Annual compensation			compensation awards

				Restricted	Securities
				stock	underlying	All other
Name and				award(s)	options/	compen-
principal position	Year	Salary ($)	Bonus ($)	($)(1,2)	SARs (#)	sation($)(3)

C. M. Connor	2002	903,858	994,000	-0-	250,000	189,355
Chairman and	2001	828,310	570,000	1,301,500	250,000	196,717
Chief Executive Officer	2000	749,821	490,000	-0-	200,000	155,996
J. M. Scaminace	2002	638,348	702,000	-0-	125,000	138,287
President and Chief	2001	603,655	450,000	728,840	125,000	154,592
Operating Officer	2000	579,214	390,000	-0-	100,000	141,189
S. P. Hennessy(4)	2002	340,335	323,000	-0-	60,000	57,347
Senior Vice President—	2001	243,732	175,000	357,500	80,000	54,345
Finance and Chief	2000	—	—	—	—	—
Financial Officer
J. G. Morikis	2002	353,045	284,000	-0-	60,000	72,062
President,	2001	331,320	179,000	338,390	60,000	77,780
Paint Stores Group	2000	310,617	168,000	-0-	60,000	275,959
L. E. Stellato	2002	329,797	300,000	-0-	30,000	65,827
Vice President, General	2001	318,600	210,000	182,210	30,000	77,560
Counsel and Secretary	2000	306,238	200,000	-0-	30,000	86,217

[1]	The value of restricted stock indicated in the table is equal to the number of shares of restricted stock granted during such years multiplied by the closing price of our common stock on the date of grant. At December 31, 2002, the aggregate number and value (calculated by using the closing price of our common stock on December 31, 2002) of shares of restricted stock held by Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato were 85,000 shares with a value of $2,401,250, 53,000 shares with a value of $1,497,250, 13,000 shares with a value of $367,250, 24,000 shares with a value of $678,000, and 14,000 shares with a value of $395,500, respectively. The number of shares and values indicated are not necessarily indicative of the actual number of shares and values which may be realized by the named executive officers.

[2]	Dividends are paid on all restricted stock at the same rate as paid on our common stock.

[3]	The amounts disclosed in this column for 2002 include: (a) company contributions in the amount of $8,500 for each of Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato under the Pension Investment Plan, a defined contribution plan; (b) company contributions in the amounts of $57,416, $41,183, $6,737, $16,466 and $17,430 for Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, under the Pension Investment Plan Equalization Program, a defined contribution plan; (c) company contributions in the amounts of $10,885, $10,916, $10,958, $10,954 and $10,956 for each of Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, under the Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) company contributions in the amounts of $77,431, $54,301, $19,920, $20,923 and $21,388 for Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, under the Deferred Compensation Savings and Pension Equalization Plan, a defined contribution plan; (e) the dollar value of compensatory split-dollar life insurance benefits in the amounts of $32,751, $20,874, $8,909, $13,183 and $5,281 for Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, under the Executive Life Insurance Plan; and (f) payments by Sherwin-Williams in the amounts of $2,372, $2,513, $2,323, $2,036 and $2,272 for Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, for premiums under the Executive Disability Income Plan.

[4]	Mr. Hennessy, previously Vice President-Controller, Consumer Group, first became an executive officer in August 2001 when he was named Senior Vice President-Finance, Treasurer and Chief Financial Officer. Accordingly, compensation for all of 2001 and 2002 is included in the table.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

		Percent of
	Number of	total
	securities	options/			Potential realizable value
	underlying	SARs			at assumed annual rates
	options/	granted to			of stock price appreciation
	SARs	employees	Exercise or		for option term(4)
	granted	in fiscal	base price	Expiration
	(#)(1,2)	year	($/Sh)(3)	date	5% ($)	10% ($)
Name
C. M. Connor	250,000	8.22	25.425	10/17/12	3,997,411	10,130,226
J. M. Scaminace	125,000	4.11	25.425	10/17/12	1,998,706	5,065,113
S. P. Hennessy	60,000	1.97	25.425	10/17/12	959,379	2,431,254
J. G. Morikis	60,000	1.97	25.425	10/17/12	959,379	2,431,254
L. E. Stellato	30,000	0.99	25.425	10/17/12	479,689	1,215,627
Value realizable for all shareholders(5)	N/A	N/A	N/A	N/A	2,395,161,580	6,069,845,011
Value realizable for the named executive officers as a % of value realizable for all shareholders	N/A	N/A	N/A	N/A	0.35%	0.35%

[1]	One-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

[2]	All options granted become immediately exercisable in full upon (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of our common stock (other than a tender offer by Sherwin-Williams) or (b) the signing of any agreement for the merger of Sherwin-Williams into, or its consolidation with, another corporation or for the sale of substantially all of the assets of Sherwin-Williams to another corporation; which tender offer, merger, consolidation or sale, if consummated, would in the opinion of the Board of Directors likely result in a change in control of Sherwin-Williams. In the event any such tender offer, merger, consolidation or sale is abandoned or in the opinion of the Board of Directors is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments without prejudice to any exercise of options that may have occurred prior to such nullification.

[3]	The exercise price is equal to the fair market value of our common stock on the date of grant.

[4]	The amounts disclosed in these columns, which reflect appreciation of the price of our common stock at 5% and 10% annual rates over the ten year terms of the options, are not intended to be a forecast of the price of our common stock and are not necessarily indicative of the actual values which may be realized by the named executive officers or the shareholders. These assumed rates of 5% and 10% would result in the price of our common stock increasing from $25.425 per share to $41.41 per share and $65.95 per share, respectively.

[5]	The amounts disclosed reflect appreciation of the price of our common stock at 5% and 10% annual rates over a ten year period for all shareholders based on the total number of shares of our common stock outstanding on October 18, 2002 (the date on which the options set forth in this table were granted) and assuming a per share price equal to the exercise price of the options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

			Number of securities		Value of unexercised
	Shares		underlying unexercised		in-the-money options/SARS
	acquired on	Value	options/SARs at FY-end (#)		at FY-end ($)(2)
	exercise	realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Connor	-0-	-0-	709,666	483,334	4,167,018	1,851,754

J. M. Scaminace	33,333	254,664	486,001	241,668	2,594,174	925,883

S. P. Hennessy	-0-	-0-	98,332	120,668	473,079	421,438

J. G. Morikis	33,333	345,663	142,334	120,000	618,415	478,200

L. E. Stellato	40,000	510,262	96,000	60,000	283,167	239,100

[1]	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of our common stock on the date of exercise.

[2]	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of our common stock on December 31, 2002.

EMPLOYMENT CONTRACTS,

TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL
ARRANGEMENTS

      Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Sherwin-Williams has entered into severance pay agreements with key executives, including each of the executive officers named in the Summary Compensation Table. In the event there is a change of control of Sherwin-Williams and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a change of control, the executive will receive an agreed upon amount of severance pay.

      For Messrs. Connor and Scaminace, the severance pay agreements provide that upon termination of employment, whether voluntary or involuntary, unless the termination is because of death or by Sherwin-Williams for cause, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to four times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams’ employee welfare benefit plans and other benefit arrangements for a period of four years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the four year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 2003, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $13,919,347 and $9,246,034 for Messrs. Connor and Scaminace, respectively.

      For Messrs. Hennessy, Morikis and Stellato, the severance pay agreements provide that upon termination of employment for any reason (including his right to terminate his employment for any reason during the thirty day period immediately following the first anniversary date of a change of control) other than death, disability, by Sherwin-Williams for cause or by the executive for other than good reason, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to three times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams’ employee welfare benefit plans and other benefit arrangements for a period of three years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the three year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 2003, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $3,691,147, $3,249,969 and $1,930,305 for Messrs. Hennessy, Morikis and Stellato, respectively.

      The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by Sherwin-Williams with a national banking institution or from Sherwin-Williams’ general funds. Sherwin-Williams has agreed to indemnify each executive for any legal expense incurred in the enforcement of his rights under the severance pay agreements.

      Employment Agreements. None of the executive officers named in the Summary Compensation Table have employment agreements with Sherwin-Williams.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as to each director and nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned and the amount of shares of shadow stock owned at December 31, 2002. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director or executive officer beneficially owns any shares of serial preferred stock.

	Amount and nature
	of common stock	Percent of	Amount of
	beneficially	common stock	shadow stock
Name of beneficial owner	owned(1,2,3,4)	beneficially owned	owned(5)

J. C. Boland	8,999	*	8,545
J. G. Breen	834,417	*	-0-
D. E. Collins	17,999	*	12,880
C. M. Connor	857,379	*	34,947
D. E. Evans	13,899	*	-0-
S. P. Hennessy	123,519	*	8,574
S. J. Kropf(6)	250	*	-0-
R. W. Mahoney	14,999	*	-0-
G. E. McCullough	2,510	*	-0-
A. M. Mixon, III	19,999	*	18,265
C. E. Moll(7)	22,261	*	-0-
J. G. Morikis	177,664	*	7,356
J. M. Scaminace	572,055	*	35,454
R. K. Smucker	22,179	*	-0-
L. E. Stellato	129,640	*	234
All directors and executive officers as a group	3,632,072	2.40	184,206

*	Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

[1]	The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under the Employee Stock Purchase and Savings Plan: Mr. Connor, 37,797; Mr. Hennessy, 12,187; Mr. Morikis, 11,330; Mr. Scaminace, 26,832; Mr. Stellato, 19,414; and all executive officers as a group, 298,495. Shares of common stock held under the Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the Plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the Plan is the approximate number of shares in the fund allocable to each of the executive officers. The number of shares allocable to each of the executive officers fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]	The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll, 340; and all directors and executive officers as a group, 21,378.

[3]	The amounts listed for each executive officer includes shares of restricted stock owned by each.

[4]	The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2002, through the exercise of stock options: Mr. Boland, 7,999; Mr. Breen, 535,333; Mr. Collins, 9,999; Mr. Connor, 709,666; Mr. Evans, 9,333; Mr. Hennessy, 98,332; Mr. Mahoney, 9,999; Mr. McCullough, 666; Mr. Mixon, 9,999; Mr. Moll, 9,999; Mr. Morikis, 142,334; Mr. Scaminace, 486,001; Mr. Smucker, 9,999; Mr. Stellato, 96,000; and all directors and executive officers as a group, 2,662,939.

[5]	The amounts listed include the approximate number of shares of shadow stock owned by nonemployee directors under the Director Deferred Fee Plan, whereby nonemployee directors may defer payment of all or a portion of their directors’ fees into a shadow stock account. The amounts listed also include the approximate number of shares of shadow stock owned by executive officers under the Deferred Compensation Savings and Pension Equalization Plan and the Revised Key Management Deferred Compensation Savings Plan, whereby eligible employees may defer payment of a portion of such employee’s compensation into a shadow stock account. Shares of shadow stock owned under these Plans are credited to a separate account in which participants acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors and executive officers fluctuates on a daily basis based upon the market value of our common stock. Directors and executive officers have no voting rights associated with shadow stock, and such ownership does not result in any beneficial ownership of common stock. Shares of shadow stock are included in the table because they are subject to the same market risk as shares of common stock.

[6]	Information for Mrs. Kropf is as of February 5, 2003, the date she was appointed a director.

[7]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as to each beneficial owner of more than five percent of each class of voting securities, information regarding shares owned by each at December 31, 2002.

Common Stock

	Amount and nature of		Percent of
Name of beneficial owner	beneficial ownership		class

Barclays Global Investors, N.A.(1)	13,075,606	(1)	8.72%
45 Fremont Street San Francisco, California 94105
Brandes Investment Partners, LLC(2)	14,737,605	(2)	9.89%
11988 El Camino Real, Suite 500 San Diego, California 92130
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	23,796,694	(3)	15.98%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

Serial Preferred Stock

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	41,806 (4)	100%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

[1]	Based on a Schedule 13G filed February 12, 2003, Barclays Global Investors, N.A. and certain of its affiliated entities (collectively, “Barclays”) beneficially owned 13,075,606 shares of common stock at December 31, 2002. Of such shares, Barclays Global Investors, N.A. owned 10,963,346 shares, Barclays Global Fund Advisors owned 613,215 shares, Barclays Global Investors, Ltd owned 1,346,281 shares, Barclays Trust and Banking Company (Japan) Limited owned 88,967 shares, Barclays Life Assurance Company Limited owned 13,100 shares, Barclays Bank PLC owned 36,200 shares, and Barclays Capital Securities Limited owned 3,697 shares. Of the total shares, Barclays had sole voting power over 13,064,806 shares, shared voting power over none of the shares, sole dispositive power over 13,064,806 shares and shared dispositive power over none of the shares.

[2]	Based on a Schedule 13G filed February 14, 2003, Brandes Investment Partners, LLC beneficially owned 14,737,605 shares of common stock at December 31, 2002. Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby are deemed to beneficially own all of the shares as control persons. Of the total shares, Brandes had sole voting power over none of the shares, shared voting power over 10,449,547 shares, sole dispositive power over none of the shares and shared dispositive power over all of the shares.

[3]	Shares of common stock owned pursuant to the Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[4]	Shares of convertible participating serial preferred stock are held in an unallocated suspense account in the Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Sherwin-Williams directors and executive officers to file reports of ownership and changes in ownership of Sherwin-Williams’ equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To Sherwin-Williams’ knowledge, based solely on information furnished to Sherwin-Williams and written representations by such persons, all of the directors and executive officers complied with their filing requirements in 2002.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

      During 2002, Sherwin-Williams paid $132,822 to Accuspray, Inc. for products purchased by Sherwin-Williams. Mr. Mixon, a director of Sherwin-Williams, was a minority shareholder of Accuspray. Sherwin-Williams expects to make purchases from Accuspray Application Technologies, Inc. in 2003. Mr. Mixon is a minority shareholder of Accuspray Application Technologies.

      Mr. Scaminace’s brother, Charles Scaminace, is an employee of Sherwin-Williams’ Paint Stores Group and earned an aggregate compensation of $129,041 during 2002.

      Mr. Breen’s son, James Breen, is a principal of a commercial real estate company to which Sherwin-Williams paid normal and customary real estate commissions of $97,938 during 2002 in connection with Sherwin-Williams’ leasing of real estate to unaffiliated third parties.

      Please refer to the description of Mr. Breen’s consulting arrangement set forth under the caption entitled “Compensation of Directors” on page five.

EXPENSE AND METHOD OF PROXY SOLICITATION

      The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by Sherwin-Williams. Georgeson Shareholder Communications Inc. has been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses. In addition, Sherwin-Williams may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Officers and other Sherwin-Williams employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

SHAREHOLDER PROPOSALS FOR

2004 ANNUAL MEETING

      Shareholder proposals must be received at Sherwin-Williams’ headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Vice President, General Counsel and Secretary, on or before November 14, 2003 in order to be considered for inclusion in the proxy materials relating to the 2004 Annual Meeting of Shareholders. In addition, if Sherwin-Williams is not provided with written notice of a shareholder proposal on or before January 28, 2004, proxies solicited by the Board of Directors for the 2004 Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at such Annual Meeting. In order to remove any question as to the date on which a proposal was received, it is suggested that proposals be submitted by certified mail-return receipt requested.

HOUSEHOLDING INFORMATION

      Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2002 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at the following address or phone number: 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

      We will provide to each shareholder who is solicited to vote at the 2003 Annual Meeting of Shareholders, upon the written request of such person and without charge, a copy of our 2002 Annual Report on Form 10-K. Please write to us at 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Investor Relations.

ANNUAL MEETING OF SHAREHOLDERS
OF
THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 23, 2003
9:00 A.M.

Landmark Conference Center
927 Midland Building
101 Prospect Avenue, N.W.
Cleveland, Ohio

AGENDA

•	Fix the number of directors at twelve and elect twelve directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

•	Transact such other business as may properly come before the Annual Meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by the
Internet, by telephone, or by completing and returning the attached proxy card.
Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

[SHERWIN-WILLIAMS LOGO]	THE SHERWIN-WILLIAMS COMPANY PROXY/VOTING INSTRUCTION CARD ANNUAL MEETING OF SHAREHOLDERS — APRIL 23, 2003

     The undersigned authorizes C.M. CONNOR, J.M. SCAMINACE and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock and convertible participating serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 23, 2003, and any adjournment(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, The Bank of New York (with respect to shares held under the Dividend Reinvestment Plan) and Fidelity (with respect to shares held under the Stock Purchase and Savings Plan). You are encouraged to specify your vote by completing the reverse side of this card. When properly completed and signed, your shares will be voted in accordance with your directions. To vote in accordance with the Board of Directors’ recommendations, simply sign, date and return this card; no boxes need be marked. If you sign and return this card without specifying your vote, your shares will be voted FOR Proposal 1 and in the proxy holder’s
discretion upon all other matters as may properly come before the Annual Meeting. If you do not timely sign and return this card, the proxy holders can not vote your shares (or, in the case of the Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 17, 2003, your shares will be voted in the same proportion as Fidelity votes those shares for which it receives proper instructions)	THE SHERWIN-WILLIAMS COMPANY P.O. BOX 11031 NEW YORK, N.Y. 10203-0031

(Continued and to be dated and signed on reverse side.)

[SHERWIN-WILLIAMS LOGO]	YOUR VOTE IS IMPORTANT! VOTE BY INTERNET OR TELEPHONE

24 Hours a Day — 7 Days a Week It’s Fast and Convenient

	INTERNET		TELEPHONE
	https://www.proxyvotenow.com/shw		1-888-216-1307		MAIL
•	Go to the website address listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.

•	Have your proxy card ready.	•	Have your proxy card ready.	•	Detach your proxy card.

•	Enter your Control Number located in the box below.	•	Enter your Control Number located in the box below.	•	Return your proxy card in the postage-paid envelope provided.

•	Follow the simple instructions on the website	•	Follow the simple recorded instructions.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

1-888-216-1307
CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 5:00 P.M. E.S.T. ON APRIL 22, 2003.
* DETACH PROXYCARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE *

[ ]	Sign, Date and Return this Card Promptly Using the Enclosed Envelope.	[X] Votes must be indicated (x) in Black or Blue ink.

A vote “FOR” this proposal is recommended by the Board of Directors.		In their discretion, the proxy holders are authorized to vote upon all other matters as may properly come before the Annual Meeting or any adjournment thereof.

1.	ELECTION OF 12 DIRECTORS: 01-J.C. BOLAND, 02-J.G. BREEN, 03-D.E. COLLINS, 04-C.M. CONNOR, 05-D.E. EVANS, 06-S.J. KROPF, 07-R.W. MAHONEY, 08-G.E. M(C)CULLOUGH, 09-A.M. MIXON, III, 10-C.E. MOLL, 11-J.M. SCAMINACE, 12-R.K. SMUCKER	Mark this box if you have included a change of address.	[ ]

FOR ALL	[ ]	WITHHOLD FOR ALL	[ ]	EXCEPTIONS	[ ]	Mark this box if you have included comments	[ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below).

S C A N L I N E

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Date	Shareholder sign here	Co-Owner sign here